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Exhibit 10.11

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is made and entered into as of this 23rd day of March 2001, to become effective on the Commencement Date (defined below) by and between eSoft, Inc., a Delaware corporation (the "Company"), and Jason Rollings, an individual person (the "Executive").

RECITALS

        WHEREAS, the Company desires to continue to employ the Executive to provide personal services to the Company in exchange for certain compensation and benefits.

        WHEREAS, the Executive desires to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits set forth in this Agreement.

        WHEREAS, the Executive acknowledges that during the course of the Executive's employment the Executive will receive or be exposed to certain confidential information and trade secrets (collectively referred to as "Confidential Information") of the Company. The Executive also acknowledges that this Confidential Information is among the Company's most important assets and that the value of this Confidential Information would be diminished or extinguished by disclosure.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    EMPLOYMENT BY THE COMPANY.

  1.1.
  The Company hereby employs the Executive and the Executive hereby accepts continued employment with the Company in the capacity of Vice President of Operations, beginning March 1, 2001("Commencement Date").

  1.2.
  Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current titles, consistent with the Bylaws of the Company and as required by the Company's President, and shall primarily report to the President of the Company.

  1.3.
  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

  1.4.
  The Company and Executive each acknowledge that either party has the right to terminate Executive's employment with the Company at any time for any reason whatsoever, with or without Cause (as defined below) or with or without advance notice. This at-will employment relationship cannot be changed except in a writing signed by both Executive and the President.

2.    COMPENSATION

  2.1.
  Salary. The Executive shall receive, for services to be rendered under this Agreement, abase salary ("Base Salary") equal to $10,000 per month. Such Base Salary shall commence as of the Commencement Date, and shall be payable consistent with the Company's payroll policies. Executive's Base Salary shall be reviewed at least annually, and in the President's sole discretion, may be increased at any time.

  2.2.
  Bonus. The Executive shall be eligible to receive a performance bonus based upon mutually agreed company and department performance criteria for each fiscal quarter of the Company completed during the term of this Agreement. The target bonus pay shall be set forth in the quarterly incentive bonus plan document to be mutually determined by the Executive and the President on a quarterly basis. The payment of the Executive's incentive pay shall be made as soon as practicable but no later than sixty (60) days following the end of the quarter, provided that the Executive is still employed by the Company at the end of the quarter for which the bonus is calculated or earned.

  2.3.
  Benefits. The Executive shall be eligible to participate in such insurance programs (health, disability or life) or such other health, dental, retirement or similar employee benefits programs as the Board may approve, on a basis comparable to that available to other officers and executive employees of the Company. The Executive shall be entitled paid time off in accordance with the Company's Employee Policies. The value of any accrued by unused and unforfeited vacation time shall be paid in cash to the Executive upon termination of Executive's employment for any reason.

  2.4.
  Reimbursement of Expenses. The Company shall reimburse the Executive in a timely manner for all reasonable out-of-pocket expenses incurred by the Executive in connection with the performance of Executive's duties under this Agreement, provided that the Executive presents to the Company an itemized accounting of such expenses including reasonable supporting data and follows the Company's travel policies.

3.    TERMINATION.

  3.1.
  Termination. Executive and the Company each acknowledge that either party has the right to terminate Executive's employment with the Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following.

  3.2.
  Termination by the Company without Cause. The Company may, by delivering thirty (30) days' prior written notice to the Executive, terminate the Executive's employment at any time without Cause (as hereinafter defined). In the event of termination without Cause, the Executive shall be entitled to receive Executive's then current salary and benefits, payable in semi-monthly installments, for greater of six (6) months or that number of months which equals the number of years that have elapsed from October 12, 1997 until the date of Executive's termination, provided that Executive executes a release of claims against the Company similar to the release attached hereto as Exhibit A.

  3.3.
  Voluntary Resignation by Executive. Executive may voluntarily terminate employment with the Company at any time with or without notice, and with or without reason by delivering thirty (30) days' prior written notice to the Company. In the event that Executive voluntarily terminates his employment, Executive's salary shall cease on the termination date and Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. All stock options shall cease vesting as of the date of termination.

  3.4.
  Termination by the Company for Cause. The Company may terminate the Executive's employment for Cause immediately upon written notice stating the basis for such termination. If the Company terminates Executive's employment for Cause (as defined below), Executive's salary shall cease on the date of termination and Executive shall not be entitled to severance pay, pay in lieu of notice or any other compensation other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. All stock options shall cease vesting as of the date of termination.

  3.5.
  Cause. For the purposes of this Agreement, "Cause" shall mean the occurrence of one or more of the following: (i) the material violation of any of the terms and conditions of this Agreement or any written agreements the Executive may from time to time have with the Company; (ii) inattention to or the continued failure of the Executive to perform substantially the Executive's duties with the Company or one of their affiliates (other than any such failure resulting from incapacity due to physical or mental illness or injury), after a written demand for substantial performance is delivered to the Executive by the President which specifically identifies the manner in which the President believes that the Executive has not substantially performed the Executive's duties, or (iii) engaging in activities or conduct injurious to the reputation of the Company or its affiliates including, without limitation, engaging in immoral acts which become public information or repeatedly conveying to one person, or conveying to an assembled public group, negative information concerning the Company or its affiliates; (iv) commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of the Company; or (v) commission by the Executive of an act which constitutes a misdemeanor (involving an act of moral turpitude) or a felony. Executive's physical or mental disability or death shall not constitute Cause hereunder.

  3.6.
  Termination by the Executive for Good Reason. The Executive may terminate employment for Good Reason immediately upon written notice stating the basis for such termination, provided Executive gives notice within 90 days following the occurrence of a "Good Reason" event. For the purposes of this Agreement, "Good Reason" means the occurrence of one or more of the following events: (i) Executive is asked to relocate to a work site that would increase Executive's one-way commute distance by more than 50 miles from Executive's residence in the greater Denver-Boulder metropolitan area and Executive elects not to accept such relocation opportunity; (ii) material breach of this Agreement by Company that is not cured within thirty (30 days written notice of such breach by Company; or (iii) a material reduction (any reduction that exceeds 10% of salary) in Executive's compensation without the Executive's consent. In the event of termination with Good Reason, the Executive shall be entitled to receive Executive's then current salary and benefits, payable in semi-monthly installments, for greater of six (6) months or that number of months which equals the number of years that have elapsed from October 12, 1997 until the date of Executive's termination, provided that Executive executes a release of claims against the Company similar to the release attached hereto as Exhibit A.

  3.7.
  Termination Following Change in Control. If, within twelve (12) months following a Change of Control (defined below), (i) Executive's employment with the Company is terminated without Cause (a "Change of Control Termination"), Executive shall be entitled to receive the following in exchange for executing a release of claims against the Company similar to the release attached hereto as Exhibit A:

  3.7.1.
  Executive's then current salary and benefits, payable in semi-monthly installments and less standard withholdings and deductions, for greater of six (6) months or that number of months which equals the number of years that have elapsed from October 12, 1997 until the date of Executive's termination.

  3.7.2.
  Change of Control. For the purposes of this Agreement, Change of Control shall mean the happening of any one of the following events: (1) a dissolution, liquidation or sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any parent or subsidiary corporation of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least thirty percent (30%) of the combined voting power entitled to vote in the election of directors.

  3.8.
  Termination for Illness, Disability or Incapacity of Executive. Executive's employment with the Company will be terminated in the event of any illness, disability or other incapacity that renders Executive physically or mentally unable regularly to perform Executive's duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period, subject to applicable law. The determination regarding whether Executive is physically or mentally unable regularly to perform Executive's duties shall be made by the President. Executive's inability to be physically present on the Company's premises shall not constitute a presumption that Executive is unable to perform such duties. All stock options shall cease vesting as of the date of termination.

  3.9.
  Termination on Executive's Death. In the event of the death of the Executive, except with respect to any benefits that have accrued and have not been paid to the Executive hereunder, the provisions of this Agreement shall terminate immediately. The Executive's estate shall have the right to receive payment of accrued salary and vacation due to the Executive as of and to the date of Executive's death, an additional amount equal to one-twelfth (1/12th) of the Executive's annual compensation then in effect, and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. All stock options shall cease vesting as of the date of termination.

4.    PARACHUTE PAYMENT.

  4.1.
  Parachute Payment Cutback. If any payment or benefit Executive would receive from the Company ("Total Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Total Payment shall be reduced to an amount which results in no portion of the Total Payment being subject to the excise tax. If a reduction in payments or benefits constituting "parachute payments" is necessary, such reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval): reduction of the Severance Payment; cancellation or reduction of the accelerated vesting of the Stock Option. Unless the Company and Employee otherwise agree in writing, any determination required shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make such a determination. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph 4(b).

5.    COVENANT NOT TO COMPETE.

  5.1.
  During the continuance of the Executive's employment hereunder and for a period of twelve (12) months after termination of the Executive's employment hereunder the Executive shall not engage in any business which competes with the Company or its affiliates anywhere in the United States or Canada during the Executive's employment hereunder or at the time of termination.

  5.2.
  The Executive shall not, for a period of twelve (12) months after termination of the Executive's employment hereunder, interfere with the Company's business by soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant, or independent contractor to or for the Executive or any other person or entities. Executive agrees that this restriction is reasonably necessary to protect the Company's legitimate business interest in its substantial relationships with employees, consultants, and independent contractors and its valuable confidential business information.

  5.3.
  Should the terms of this Section 4 of this Agreement conflict with the terms of Executive's Confidentiality Agreement, the broader provision of the two agreements shall control.

6.    TRADE SECRETS AND CONFIDENTIAL INFORMATION.

  6.1.
  Agreement. Executive agrees to execute and abide by eSoft's Confidentiality Agreement ("Confidentiality Agreement"), attached hereto as Exhibit B. If Executive fails to execute the Confidentiality Agreement, Executive's commencement of employment with the Company shall constitute acceptance of all the terms and provisions in the Confidentiality Agreement.

  6.2.
  Remedies. Executive's duties under the Confidentiality Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Confidentiality Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

7.    OUTSIDE ACTIVITIES.

  7.1.
  Except with the prior written consent of the President, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities and may, upon notice to the President, serve as a member of Boards of Directors of companies not deemed to be engaged in competition with the Company so long as such activities do not materially interfere with the performance of his duties hereunder.

  7.2.
  Except as permitted by Section 6.3, Executive agrees not to acquire, assume, or participate in (directly or indirectly) any position, investment or interest known by him to be adverse or antagonistic to the Company, its business, or its prospects, financial or otherwise.

  7.3.
  During the term of his employment by the Company, except on behalf of the Company, Executive will not have any direct or indirect business connection or interest, in any capacity whatsoever, with any other person or entity known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company. Nothing in this paragraph shall bar Executive from owning securities of any competitor corporation as a passive investor, so long as his aggregate direct holdings in any one such corporation shall not constitute more than 1% of the voting stock of that corporation.

8.    GENERAL PROVISIONS.

  8.1.
  Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (i) personal delivery (including delivery by fax or overnight courier) or (ii) the third day after mailing by first-class mail, to the Company at its primary office location and to Executive at his address as then listed in the Company's payroll records. Notices shall be provided to the Company at eSoft, Inc., to the attention of the President, at 295 Interlocken Blvd, #500, Broomfield, Colorado 80021, and to the Executive, at 1164 Hillside Lane, Louisville, Colorado, 80027. Notification addresses may be changed with written notice.

  8.2.
  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed and construed in such jurisdiction so as to render it enforceable under applicable law insofar as possible consistent with the intent of the parties.

  8.3.
  Injunctive Relief. The Executive agrees that any violation by Executive of the provisions contained in Sections 5 and/or 6 are likely to cause irreparable damage to the Company, and therefore Executive agrees that if there is a breach or threatened breach by the Executive of the provisions of said sections, the Company shall be entitled to pursue an injunction restraining the Executive from such breach, and Executive will make no objection to the form of relief sought. Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

  8.4.
  Waiver. If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

  8.5.
  Complete Agreement. This Agreement, together with Exhibit A and Exhibit B, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes all prior letter agreements and understandings between the parties. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by both the Executive and the President.

  8.6.
  Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

  8.7.
  Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or be deemed to affect the meaning thereof.

  8.8.
  Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

  8.9.
  Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or such disclosure is to the parties' respective attorneys, accountants, other advisors, and immediate family.

  8.10.
  Agreement Controls. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

  8.11.
  Attorneys' Fees. If either party hereto brings any action to enforce his or its rights hereunder, each party in any such action shall be responsible for his or its costs and attorneys fees incurred in connection with such action.

  8.12.
  Taxes. Executive agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Executive agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Executive expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement.

  8.13.
  Governing Law: Personal Jurisdiction and Venue. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to Colorado court's exercise of personal jurisdiction. The Parties further agree that any disputes relating to this Agreement shall be brought in courts located in the State of Colorado.

  8.14.
  Right to Work. As required by law, this offer of employment is subject to satisfactory proof of Executive's right to work in the United States.

SIGNATURES

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date mentioned above.

THE COMPANY:
By: /s/ JEFFREY FINN Name: Jeffrey Finn Title: Chief Executive Officer
THE EXECUTIVE:
By: /s/ JASON ROLLINGS Jason Rollings

EXHIBIT A
RELEASE

In consideration of the severance that I will receive under the attached agreement, I hereby release, acquit and forever discharge eSoft, Inc. and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns, parents, subsidiaries and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, profit sharing, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act ("ADEA"), as amended; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

If I am forty years of age or older at the time I execute this Release, the following provisions of this paragraph shall apply: I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I should consult with an attorney prior to executing this Agreement (although I may voluntarily choose not to do so); (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (e) this Agreement will not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me.

AGREED:
By:
Date:

EXHIBIT B

eSoft, Inc.
5335 Sterling Drive, Suite C
Boulder, Colorado 80301

EMPLOYEE CONFIDENTIALITY AGREEMENT

        THIS AGREEMENT is between eSoft, Inc. (the "Company") and Jason Rollings an individual residing at 1164 Hillside Lane, Louisville, CO 80027 (the "Employee"), based on the following circumstances:

        A.    The Company owns and is developing several proprietary software products and services which are and will be maintained as trade secrets and unpublished copyrighted materials (the "Company's products").

        B.    The Employee is employed as a Vice President of Operations for the Company, and will be given complete access to and substantial assistance from the Company's staff in understanding many of the Company's products and plans, including many of the Company's trade secrets and other confidential information.

        C.    The Company's products are developed at substantial expense and give the Company an advantage over its competitors, but only so long as they remain the secret and proprietary information of the Company.

        D.    The Employee agreed to enter into this Agreement as a condition to his/her employment by the Company, understands that he/she will not be given access to confidential information concerning the Company's products and plans until he/she enters into this Agreement and acknowledges that this Agreement is reasonable and necessary for the protection of the Company's trade secrets and other secret and confidential information, the protection of which allows the Company to continue in business and to continue to employ the Employee.

THE COMPANY AND THE EMPLOYEE agree to the following:

        1.    Proprietary Rights of the Company. The Employee may participate in the development of the Company's products, marketing materials, and/or business plans due to his/her involvement in the creative process with the Company's technical, development, marketing and/or management staff, and, to the extent of the Employee's participation and contribution, all resulting products and product enhancements, marketing and/or business plan materials shall be deemed to be made for him, free from any claim or right of the Employee. The Employee shall promptly inform the Company of any product or literature, or any component of either or both of them, in the development or creation of which he/she participated and shall cooperate with the Company, even after the termination of his/her employment by the Company, in securing the product or literature as the Company's sole property, the Employee's cooperation shall be without further compensation, although the Company shall reimburse the Employee for any reasonable, documented out-of-pocket expenses incurred by the Employee in so cooperating.

        2.    Confidentiality. The Employee acknowledges that all confidential information, as defined in this Agreement is made available in the strictest confidence solely for the benefit and purposes of the Company and that unauthorized disclosure of confidential information would harm the Company's interests. Accordingly, the Employee agrees that during his/her employment by the Company he/she will not directly or indirectly, use for himself or to the detriment of the Company or disclose to any party, other than as directed or authorized by any officer of the Company, any confidential information. At the termination of the Employee's employment by the Company, the Employee shall promptly deliver all records and copies of confidential information to the Company.

3.    Competitive Activity.

        a.    As an Employee of Another. The Employee agrees that during his/her employment by the Company he/she shall not engage in a competitive business as an employee of or otherwise on behalf of any person, firm, partnership, corporation or other entity.

        b.    As an Owner or Otherwise. The Employee agrees that during his/her employment by the Company he/she shall not engage, directly or indirectly, in a competitive business as an owner, officer, partner, joint venture, principal or otherwise for himself.

4.    Definitions.

        a.    Competitive Business. As used in this Agreement, "competitive business" means any business or enterprise engaged in the business of providing any product or service then or historically provided by the Company, including, but not limited to, computer software or systems for LAN or WAN connectivity to the Internet within the geographical areas of the United States, including Alaska and Hawaii, Puerto Rico, and Canada, as well as within the geographical area of any other country, territory or sovereignty in which the Company has a presence by virtue of having established a dealership for its products at the time under consideration.

        b.    Confidential Information. As used in this Agreement, the term "confidential information" means all of the following, whether now or later existing, concerning the business, products, programs and activities of the Company: (a) financial and pricing information, including, but not limited to budgets, budget projections and plant information, (b) customer account lists, (c) prospective customers identified by the Company, (d) internal customer data, (e) creations, including but not limited to, computer code and programming materials, (f) any corporate strategy or plan, including, but not limited to, pricing, marketing, manufacturing and data processing plans and strategies, and (g) any information marked or otherwise identified by the Company as confidential, including information identified as confidential in any published Company policy.

        c.    Creation. As used in this Agreement, the term "creation" means any: (a) computer program or code, (b) arithmetic, logarithmic, analog, digital or other formula, (c) product, marketing or business plan composition, writing or work, writings, and compositions of words, numbers or analogs, including any combination of them, (d) any other computer programming material in any form or medium or expression, and (e) computer hardware structures and configurations, which concerns or relates to any present or prospective, product, program or activity of the Company.

        d.    Prospective Customer. As used in this Agreement, the phrase "prospective customer of the Company" means any person or firm directly solicited by the Company, other than through general advertising, within the six (6) month period prior to the date under consideration.

        5.    Purpose. The Employee acknowledges that the protective provisions of this Agreement are necessary for the Company to maintain its competitive position and to preserve its trade secrets and proprietary information from becoming public knowledge when it is the intent of both the Employee and the Company that the Company's trade secrets, proprietary information and other confidential information remain the sole and exclusive property of the Company.

        6.    Remedies; Enforcement. The Company's remedies for any breach of this Agreement are in addition to any other rights of remedies it may have against the Employee arising from his/her fiduciary duties as an employee of the Company. The Employee acknowledges that any violation of the terms of tins Agreement would naturally result in irreparable harm to the Company and agrees that a violation of the obligations respecting confidentiality, solicitation and competition will entitle the Company to enjoin the Employee's conduct and seek an accounting of profits realized by the Employee, in addition to any other remedies that may be available to the Company. The Company shall be entitled to recover all of its costs, including its reasonable attorney's fees, in enforcing its rights and remedies under this Agreement.

        7.    Policies. In addition to other Company policies, the Employee agrees to act in accordance with all Company policies and procedures concerning confidential information and employee cooperation in protecting and securing Company property.

        8.    Employment. The Employee acknowledges that entering into this Agreement is a condition of employment with the Company. This Agreement gives the Employee no greater or lessor rights to continued employment with the Company than the Employee. otherwise has and shall remain in effect after the Employee's employment with the Company terminates, regardless of the reason, or lack of reason, for that termination.

        9.    Severability. The provisions of this Agreement are severable and to the extent any provision is found unenforceable, the remaining provisions of tins Agreement shall be enforced as if the unenforceable provision were omitted.

        10.  Law. This Agreement is to be governed by Colorado law.

        DATED this 5th day of January, 1998

EMPLOYEE:	COMPANY:
eSoft, Inc.
/s/ JASON ROLLINGS Jason Rollings	By: /s/ REGIS A. FRANK President

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EMPLOYMENT AGREEMENT
RECITALS
SIGNATURES
EXHIBIT A RELEASE
EXHIBIT B eSoft, Inc. 5335 Sterling Drive, Suite C Boulder, Colorado 80301 EMPLOYEE CONFIDENTIALITY AGREEMENT